September 22, 2010
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
REPORTS AUGUST 2010 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Commission and fee revenues were similar to July on a daily production basis while 11 percent above last year’s August,” stated CEO Paul Reilly. “Assets under administration and financial assets under management were down slightly versus the preceding month, but less than the 4.75 percent decline in the S&P 500 index. Although the number of managed and co-managed deals was up over July, August was a weaker month for equity capital markets in general. However, the backlog going into September was encouraging. Additionally, Fixed Income trading profits were strong for the month. While not reflected in August 31 balances, bank loan activity has also accelerated from recent levels. September to date shows improvement and the firm is well positioned given a reasonable capital markets environment.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $237 billion, of which $28 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010, and June 30, 2010, which are available on raymondjames.com and sec.gov.

	August 2010	August 2009	July 2010
	(22 business days)	(21 business days)	(21 business days)

Securities commissions/fees (1)	$ 158.5 mil.	$ 143.3 mil	$ 153.3 mil.

Total customer assets under administration	$ 237.2 bil.	$ 213.5 bil.	$ 240.9 bil.

# of managed/co-managed underwritings (2)	7	7	6

Financial Assets Under Management (excluding Money Market Funds) (3)	$ 27.9 bil.	$ 24.7 bil	$ 29.0 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 6.8 bil.	$ 6.1 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.
(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.